Exhibit 99.1

EXL Announces David Kelso to Retire from Board of Directors

NEW YORK, January 21, 2021 — ExlService Holdings, Inc. (NASDAQ: EXLS), a leading operations management and analytics company, today announced that David Kelso will be retiring from the Board of Directors of EXL in June 2021 and will not stand for re-election at EXL’s 2021 Annual Meeting of Stockholders.

“EXL will greatly miss David, and we thank him for the wisdom and guidance he has contributed to the Company since joining the Board in 2006”, said Garen Staglin, Chairman of the Board of EXL. His leadership and stewardship as Chairman of the Audit Committee from 2006 and later as the Chairman of the Nominating and Governance Committees from 2012 have been important to EXL’s success.”

Rohit Kapoor, Vice Chairman and Chief Executive Officer of EXL said, “David’s contributions to EXL have been significant and meaningful. He helped shape EXL to be the company we are today, including building our strong presence in Insurance, launching our Healthcare practice, and achieving a leadership position in Analytics, which now contributes approximately 40% of EXL’s revenue. We have all benefited from his visionary strategic thinking and focus on creating strong differentiation in the marketplace. I am thankful for David’s service to EXL and wish David and his family all the very best following his retirement.”

“The opportunity to serve on the Board of EXL has been a great pleasure,” said Kelso. “EXL has grown from $75 million in revenue in 2006 to almost $1 billion in revenue in 2020 owing to the great team and culture that we have here. This was exemplified again in 2020, as the Company successfully navigated the pandemic coming out of it stronger than before. I will leave knowing EXL is on excellent footing as it enters its next decade.”

Nitin Sahney, a member of the Nominating and Governance Committee, was appointed as the committee’s new Chairperson effective as of January 1, 2021.

About ExlService Holdings, Inc.

EXL (NASDAQ: EXLS) is a leading operations management and analytics company that helps our clients build and grow sustainable businesses. By orchestrating our domain expertise, data, analytics and digital technology, we look deeper to design and manage agile, customer-centric operating models to improve global operations, drive profitability, enhance customer satisfaction, increase data-driven insights, and manage risk and compliance. Headquartered in New York, EXL has approximately 31,800 professionals in locations throughout the United States, the UK, Europe, India, the Philippines, Colombia, Australia and South Africa. EXL serves multiple industries including insurance, healthcare, banking and financial services, utilities, travel, transportation and logistics, media and retail, among others. For more information, visit www.exlservice.com.

Media Contact:

Michael Sherrill

Vice President Marketing

646-419-0778

michael.sherrill@exlservice.com

Investor contact:

Steven N. Barlow

Vice President Investor Relations

917-596-7684

steven.barlow@exlservice.com